Exhibit 99.2

FOR IMMEDIATE RELEASE	Investor Relations Contact:
February 20, 2007	Paul S. Lalljie
(571) 434-5548
paul.lalljie@NeuStar.biz

Media Contact:
Elizabeth Penniman
(571) 434-3481
elizabeth.penniman@NeuStar.biz
NeuStar Provides Details of 10b5-1 Executive
Stock Trading Plans for 2007
STERLING, VA — NeuStar (NYSE: NSR) today announced details of 2007 stock trading plans adopted by its senior officers in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended and a policy adopted by the Company’s Board of Directors that limits sales of NeuStar stock by executive officers.
     The 2007 trading plans were adopted to allow the Company’s executive officers to diversify their personal investments by selling pre-determined, fixed amounts of their NeuStar shares in a programmed fashion. At the same time, the Board of Directors imposed selling limits to align the interests of NeuStar’s executive officers with those of the Company’s stockholders by requiring the officers to hold a meaningful percentage of their equity holdings in the Company. Under such established plans, individuals have no discretion or control over the timing or the amounts of the sales, thereby avoiding concerns that such transactions might be based on material, non-public information. Sales triggered under these plans are disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission.

     During 2007, if the pre-established criteria are met under the terms of these trading plans, Jeffrey E. Ganek, Chairman and Chief Executive Officer, will sell up to 393,588 shares while retaining holdings of 1,194,163 shares; Michael Lach, President and Chief Operating Officer, will sell up to 148,228 shares while retaining holdings of 909,920 shares; Jeffrey A. Babka, Chief Financial Officer, will sell up to 66,112 shares while retaining holdings of 429,270 shares; and Mark D. Foster, Chief Technology Officer, will sell up to 346,412 shares while retaining holdings of 934,994 shares. References to holdings include shares of common stock, options, phantom stock units and restricted shares regardless of vesting schedules.
     Each of the Company’s other executive officers who plan to sell shares in 2007 also has entered into a Rule 10b5-1 trading plan to sell a portion of his NeuStar holdings.
About NeuStar, Inc.
NeuStar is a provider of essential clearinghouse and directory services to the global communications and Internet industry. Visit NeuStar online at http://www.NeuStar.biz
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